Exhibit 99.1

Timberline Announces Acceptance of Plan to Regain Compliance with NYSE Amex Listing Requirements

May 6, 2009 – Coeur d’Alene, Idaho – Timberline Resources Corporation (NYSE Amex: TLR) (“Timberline”) today announced that on May 4, 2009 it received notice from the NYSE Amex (“Exchange”) that the Exchange has accepted Timberline’s plan of compliance and will continue Timberline’s listing on the Exchange, subject to certain conditions.  While Timberline remains out of compliance with certain listing standards, the Exchange has granted the Company an extension until August 13, 2010 to regain compliance with the Exchange’s continued listing standards.  Until Timberline regains compliance, the company remains subject to periodic review by the Exchange.

On February 13, 2009, Timberline received notice from the Exchange that as of September 30, 2008 the Company was below certain of the Exchange’s continued listing standards due to Timberline’s stockholders’ equity not meeting certain minimum requirements. Timberline was afforded the opportunity to submit a plan of compliance to the Exchange and submitted its plan on March 13, 2009.

Timberline Resources Corporation has taken the complementary businesses of mining services and mineral exploration and combined them into a unique, forward-thinking investment vehicle that provides investors exposure to both the “picks and shovels” and “blue sky” aspects of the mining industry.  Timberline has contract drilling subsidiaries in the western United States and Mexico and an exploration division focused on district-scale gold projects with the potential for near-term, low-cost development.  The Company is forming a 50/50 joint venture with Small Mine Development, LLC at its Butte Highlands Gold Project which is scheduled for development in 2009.  Timberline is listed on the NYSE Amex and trades under the symbol “TLR”.

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties, including but not limited to the Company’s 50/50 joint venture with SMD, the development and production of the Company’s Butte Highlands project, and the Company’s expected operations in 2009. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Timberline Resources Corporation, or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2008.  Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements.

Contact Information:

John Swallow, Chairman
Phone: 208.664.4859